Exhibit 99.2

Box, Inc. Announces Pricing of Offering of $315 Million of Convertible Senior Notes

REDWOOD CITY, Calif., January 12, 2021 — (BUSINESS WIRE) — Box, Inc. (NYSE: BOX), a leader in cloud content management, today announced the pricing of $315 million aggregate principal amount of 0% convertible senior notes due 2026 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Box also granted the initial purchasers of the notes an option to purchase up to an additional $30 million aggregate principal amount of the notes. The sale of the notes is expected to close on January 14, 2021, subject to customary closing conditions.

The notes will be general senior, unsecured obligations of Box, will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on January 15, 2026, unless earlier converted, repurchased or redeemed. The initial conversion rate will be 38.7665 shares of Box’s Class A common stock (“common stock”) per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $25.80 per share of common stock). The initial conversion price of the notes represents a premium of approximately 45% over the last reported sale price of Box’s common stock on The New York Stock Exchange on January 11, 2021. The notes will be convertible into cash, shares of Box’s common stock or a combination of cash and shares of Box’s common stock, at Box’s election.

Box may redeem the notes, at its option, on or after January 20, 2024, if the last reported sale price of Box’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on and including the trading day immediately preceding the date on which Box provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture governing the notes) occurs at any time prior to the maturity date, holders of the notes may require Box to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid special interest. In addition, following certain corporate events or if Box issues a notice of redemption, Box will, under certain circumstances, increase the conversion rate for holders who convert their notes in connection with such corporate event or during a redemption period.

Box estimates that the net proceeds from the offering will be approximately $306.3 million (or $335.6 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and estimated offering expenses payable by Box. Box intends to use a portion of the net proceeds to pay the cost of the capped call transactions described below and the remainder of the net proceeds for working capital and other general corporate purposes, such as repayment of debt and potential acquisitions. While Box has not designated any specific uses and has no current agreements with respect to any material acquisition, Box is examining potential acquisitions. It is possible that Box may not be able to complete such acquisitions on favorable terms or complete them at all. Box does not anticipate that any of these potential acquisitions would be “significant” for purposes of Rule 3-05 of Article II of Regulation S-X.

In connection with the pricing of the notes, Box entered into capped call transactions with the initial purchasers and/or their respective affiliates and certain other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to Box’s common stock upon any conversion of notes, with such reduction subject to a cap initially equal to $35.58 (which represents a premium of 100% over the last reported sale price of Box’s common stock on The New York Stock Exchange on January 11, 2021), and is subject to certain adjustments under the terms of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, Box expects to enter into additional capped call transactions with the option counterparties.

Box expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates may enter into various derivative transactions with respect to Box’s common stock and/or purchase shares of Box’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Box’s common stock or the notes at that time.

In addition, Box expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Box’s common stock and/or purchasing or selling Box’s common stock or other securities of Box in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date for the capped call transactions). This activity could also cause or prevent an increase or a decrease in the market price of Box’s common stock or the notes, and to the extent the activity occurs during any observation period related to a conversion of notes, this could affect the value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of Box’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contacts

Investors:

Alice Kousoum Lopatto and Elaine Gaudioso

+1 650-209-3467

ir@box.com

Media:

Denis Roy and Rachel Levine

+1 650-543-6926

press@box.com